Exhibit 99.1

KINGSWAY ANNOUNCES RECEIPT OF NYSE LATE FILER CURE LETTER

Itasca, Illinois (July 22, 2020) - (NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced that on July 20, 2020 the Company received a notice letter from the New York Stock Exchange (“NYSE”) stating that, effective July 21, 2020, the Company will be removed from NYSE’s late filers’ list to be disseminated to data vendors and will not be posted on the NYSE’s Listed Standards Filing Status page on www.nyse.com. The NYSE’s letter comes after the Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 on July 10, 2020 and filed its Quarterly Report on Form 10-Q for the period ended March 31, 2020 on July 17, 2020, thus becoming current on its financial reporting obligations.

About the Company

Kingsway is a holding company that owns or controls subsidiaries primarily in the extended warranty, asset management and real estate industries. The common shares of Kingsway are listed on the New York Stock Exchange under the trading symbol “KFS.”

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements; however, the absence of any such words does not mean that a statement is a not a forward-looking statement. Such forward-looking statements relate to future events or future performance but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Annual Report”). Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information

Additional information about Kingsway, including a copy of its 2019 Annual Report and filings on Forms 10-Q and 8-K, can be accessed on the Canadian Securities Administrators’ website at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov or through the Company’s website at www.kingsway-financial.com.